Exhibit 10.1

EAU TECHNOLOGIES, INC.
2007 STOCK INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR
STOCK OPTION AWARD AGREEMENT

This Stock Option Award Agreement (“Agreement”) was made and entered into as of _____________ (“Date of Grant”), by and between EAU Technologies, Inc., a Delaware corporation (hereinafter “EAU” or the “Company”), and _______________, a director of EAU (hereinafter “Director”).

WITNESSETH:

WHEREAS, the Board of Directors of EAU has adopted, and EAU’s stockholders have approved, the EAU Technologies, Inc. 2007 Stock Incentive Plan (the “Plan”), the purpose of which is to promote the interests of EAU and its stockholders by enhancing EAU’s ability to attract and retain the services of experienced and knowledgeable directors and by encouraging such directors to acquire an increased proprietary interest in EAU through the ownership of common stock, $0.0001 par value, of EAU (“Common Stock”); and

WHEREAS, the Plan provides that non-employee directors may receive awards of stock options to purchase shares of EAU Common Sock.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.           EAU, as authorized by the Committee, hereby grants to Director the option to purchase 290,325 shares of Common Stock (the “Stock Option Award”) pursuant to provisions of the Plan.  The Stock Option Award shall be subject to vesting as set forth in the Plan and summarized below:

(a)	145,163 shares of the Stock Option Award shall vest immediately.
(b)	96,775 shares of the Stock Option Award shall vest on January 1, 2013.
(c)	48,387 shares of the Stock Option Award shall vest on January 1, 2014.
2.           This option shall expire at the close of business on January 1, 2022.

3.           The vested portion of the option may be exercised at any time after it vests, provided that at the time of exercise all of the conditions set forth in the Plan and in this document have been met.

4.           The option is nontransferable, except as designated by you by will or by the laws of descent and distribution.  This stock option is in all respects limited and conditioned as provided in the Plan, including, but not limited to, the following: The option will normally terminate on the earlier of (i) the date of expiration of the option or (ii) the 90th day after cessation of service as a director of the Company; provided, however, that, if the Director leaves the board of directors of the Company in “good standing,” such Director’s Option shall remain in effect, vest, become exercisable and expire as if the Director had remained a director of the Company.

5.           At the time or times when the Director wishes to exercise his option, Director shall be required to follow the procedures established by the Company for the exercise of options.  Notice of exercise of the option must be accompanied by a payment equal to the applicable option exercise price plus all withholding taxes due, if any, such amount to be pain in cash or by tendering, either  by actual delivery of shares or by attestation, shares of common stock that are acceptable to the Committee, such shares to be valued at Fair Market Value, as defined in the Plan, as of the day the shares are tendered, or paid in any combination of cash and shares, as determined by the Committee.  To the extent permitted by applicable law and the policies adopted from time to time by the Committee, you may elect to pay the exercise price through the contemporaneous sale by a third party broker of shares of common stock acquired upon exercise yielding net sales proceeds equal to the exercise price and any withholding tax due and the remission of those sale proceeds to the Company.

6.           The option shall be subject to and governed by the laws of the State of Delaware.  The Stock Option Agreement, together with this document and the Plan, contains the entire agreement of you and the Company with respect to your option, and no representation, inducement, promise, or agreement or other similar understanding between you and the Company not embodied herein shall be of any force or effect, and the Company will not be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein or in the Plan.

By accepting this Option, you accept and agree to be bound by all of the terms and conditions of the Plan and Terms and Conditions of Stock Option, and you acknowledge receipt of the Plan and the Plan Prospectus dated December 6, 2007, which contains important information, including a discussion of federal tax consequences, and EAU’s 2007 Annual Report to Shareholders.  In the event of any conflict between the terms of this Option and the Plan, the Plan will control.

EAU TECHNOLOGIES, INC.:

By: Wade R. Bradley
Chief Executive Officer
And President